Exhibit 3.2

AMENDMENT AND NOVATION

OF

SHAREHOLDER VOTING RIGHT TRUST AGREEMENT

THIS AMENDMENT AND NOVATION OF SHAREHOLDER VOTING RIGHT TRUST AGREEMENT (this “Novation Agreement”) is made and effective as of May 1, 2014 (the “Effective Date”), by and among: NetEase Information Technology (Beijing) Co., Ltd. (“NetEase Beijing” or the “Company”), Beijing Guangyitong Advertising Co., Ltd. (the “Advertising Company”), William Lei Ding (“William”), Bo Ding (“Bo”) and Xiaojun Hui (“Xiaojun”).  Unless otherwise defined, capitalized terms used herein shall have the meaning assigned to them in the Voting Trust Agreement (as defined below).

WHEREAS, NetEase Beijing, William and Bo are parties to the Shareholder Voting Right Trust Agreement, dated May 12, 2000 (the “Voting Trust Agreement”), under which, among other things, (a) Bo agrees to entrust NetEase Beijing to exercise all the voting rights to which he is entitled as a direct shareholder of the Advertising Company and (b) Bo and William, as the shareholders of Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”), agree to cause Guangzhou NetEase to entrust NetEase Beijing to exercise all the voting rights to which Guangzhou NetEase is entitled as a shareholder of the Advertising Company;

WHEREAS, prior to or on the date of this Novation Agreement, Bo has transferred 9% of the equity interests in Guangzhou NetEase to William, 1% of the equity interests in Guangzhou NetEase to Xiaojun and 20% of the equity interests in the Advertising Company to William (collectively, the “Equity Transfers”), upon the completion of which, (a) Bo has ceased to be a shareholder of Guangzhou NetEase and the Advertising Company, (b) William directly holds 20% of the equity interests in the Advertising Company and 99% of the equity interests in Guangzhou NetEase, which continues to own 80% of the equity interests in the Advertising Company and (c) Xiaojun holds 1% of the equity interests in Guangzhou NetEase;

WHEREAS, in connection with the Equity Transfers, the parties have agreed that Bo will be removed as a party to the Voting Trust Agreement, and desire to recognize William and Xiaojun as successors to Bo’s rights, obligations and liabilities under the Voting Trust Agreement and Xiaojun as a successor party to the Voting Trust Agreement; and

WHEREAS, the parties wish to memorialize the novation of Bo’s rights, obligations and liabilities under the Voting Trust Agreement to William (in the capacity of a shareholder of Guangzhou NetEase and a shareholder of the Advertising Company) and Xiaojun (in the capacity of a shareholder of Guangzhou NetEase and an indirect shareholder of the Advertising Company) and to amend the Voting Trust Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Novation and Transfer; Consent.  NetEase Beijing hereby consents and agrees to the assignment and transfer of the Voting Trust Agreement, including the transfer of all of Bo’s rights, obligations and liabilities thereunder, by Bo to: (a) William with respect to Bo’s rights, obligations and liabilities thereunder in his capacity as a shareholder of Guangzhou NetEase and a direct and indirect shareholder of the Advertising Company and (b) Xiaojun with respect to Bo’s rights, obligations and liabilities thereunder in his capacity as a shareholder of Guangzhou NetEase and an indirect shareholder of the Advertising Company, and NetEase Beijing hereby agrees that the substitute performance by William and Xiaojun in their respective aforesaid capacities under the Voting Trust Agreement constitutes a complete novation of all rights formerly owed to Bo and all obligations formerly owed by Bo under the Voting Trust Agreement.

2.                                      Assumption.

(a)         William hereby agrees to assume all obligations, liabilities and duties of Bo under the Voting Trust Agreement with respect to 9% of the equity interests in Guangzhou NetEase and as a direct shareholder of the Advertising Company with respect to the 20% of the equity interests in the Advertising Company and continue to be bound by and to perform the Voting Trust Agreement.

(b)         Xiaojun hereby agrees to be bound by and to perform the Voting Trust Agreement in accordance with the terms and conditions contained therein and assumes all obligations, liabilities and duties of Bo thereunder as a shareholder holding 1% of the equity interests in Guangzhou NetEase and an indirect shareholder of the Advertising Company as if Xiaojun was an original party to the Voting Trust Agreement as of the Effective Date.

3.                                      Acceptance of Substitute Performance.  NetEase Beijing hereby agrees that, effective as of the Effective Date, it shall look solely to William and Xiaojun, as Bo’s respective successors in interest in and to the Voting Trust Agreement, for the performance of the obligations under the Voting Trust Agreement, without recourse to Bo should William and/or Xiaojun fail to perform in their respective capacities.

4.                                      Removal of Bo as a Party.  The parties hereby agree that Bo shall be removed as a party to the Voting Trust Agreement.

5.                                      Amendment Relating to Guangzhou NetEase.  The Voting Trust Agreement shall be amended as following:

(a)         The following sentence shall be added to the end of Section 3 as part of Section 3: “Guangzhou NetEase hereby irrevocably entrusts the Company to represent it to exercise all the voting rights to which Guangzhou NetEase is entitled as a shareholder pursuant to applicable laws and the memorandum and articles of association of the Advertising Company.”

(b)         The following shall be added to the Voting Trust Agreement as Sections 5 and 6 and the existing Sections 5, 6 and 7 shall become Sections 7, 8 and 9 accordingly:

(i)             “5.  Each of William Lei Ding and Xiaojun Hui hereby irrevocably entrusts the Company to represent him to exercise all the voting rights to which he is entitled as a shareholder of Guangzhou NetEase pursuant to applicable laws and the memorandum and articles of association of Guangzhou NetEase.”

(ii)          “6.  The Company hereby accepts the respective entrustment by William Lei Ding and Xiaojun Hui to represent each of them to exercise all the voting rights to which William Lei Ding and Xiaojun Hui respectively is entitled as a shareholder of Guangzhou NetEase pursuant to applicable laws and the memorandum and articles of association of Guangzhou NetEase.”

6.                                      Miscellaneous.

(a)         Governing Law.  This Novation Agreement shall be governed by and construed in accordance with the PRC law.

(b)         Entire Agreement.  All terms and conditions of the Voting Trust Agreement other than those that have been novated and amended by this Novation Agreement shall remain unchanged, and this Novation Agreement, together with the Voting Trust Agreement, constitutes the entire agreement among the Parties relating to the subject matters hereof.

(c)          Counterparts.  This Novation Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, this Novation Agreement has been executed by the parties effective as of the date first set forth above.

NetEase Information Technology (Beijing) Co., Ltd. (seal)

		By:	/s/ William Lei Ding
Name:
Title:

Beijing Guangyitong Advertising Co., Ltd. (seal)

		By:	/s/ William Lei Ding
Name:
Title:

William Lei Ding

/s/ William Lei Ding

Xiaojun Hui

/s/ Xiaojun Hui

Bo Ding

/s/ Bo Ding

Acknowledged and agreed by:

Guangzhou NetEase Computer System Co., Ltd. (seal)

By:	/s/ William Lei Ding
Name:
Title: